Exhibit 10.8

1202 BMC Dr. Cedar Park, TX 78613

May 22, 2019

Patrick Sexton

Dear Patrick:

On behalf of Hyliion Inc. (the “Company”), we are pleased to offer you the full-time position of Vice President of Hardware. In your role as Vice President of Hardware, you will report directly to the Chief Executive Officer and perform such duties as are normally associated with this position and such other duties as are assigned to you from time to time. Outlined below are the major elements of our offer:

1.  Your initial base salary, to be paid in accordance with the Company’s standard practices, will be $7,708.33 semi-monthly ($185,000.00 on an annualized basis), less standard federal and state payroll and other withholding requirements.

2.  The Company will reimburse you in accordance with standard Company practices for all reasonable business expenses such as travel and incidental supplies after verification of appropriate documentation.

3.  Subject to the approval of the Board of Directors of the Company (the “Board”) and your continued service at the time of such Board approval, you will be granted a stock option (the “Option”) to purchase 150,000 shares of the Common Stock of the Company in accordance with the Hyliion Inc. 2016 Equity Incentive Plan (the “Plan”) and standard related option documents. It is a condition to your receipt and exercise of the Option that you execute such standard option related documents. The Option will vest as follows: 25% of the shares will vest immediately as of the first (1st) year anniversary of your hire date, and the remaining 75% of the shares will then vest in equal quarterly installments thereafter over the next twelve (12) quarters, such that the Option will be 100% vested and exercisable as of the fourth (4th) year anniversary of the date of grant, subject to continuous employment with the Company on such dates as set forth in the related option documents. The Option shall be an Incentive Stock Option to the extent permissible under Section 422 of the Internal Revenue Code and have an exercise price equal to the fair market value of the Common Stock of the Company on the date of grant of the Option, as determined by the Board in its sole discretion.

4.  Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate in all benefit programs the Company makes available to its employees generally, on the terms and conditions of those plans.

5.  Your employment with the Company will be “at-will”. This means that either you or the Company may terminate your employment at any time for any reason.

6. This offer is contingent on: (a) your executing the attached Proprietary Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement (“Proprietary Information Agreement”), and (b) your satisfying the eligibility requirements for employment in the United States. As required by the Immigration Reform and Control Act of 1986, you must provide the Company, within three (3) days of your hire date, documentation of employment eligibility in the United States and picture identification, including an appropriate work visa, if applicable. A list of approved documents that are acceptable as verification of employment eligibility under the Act are listed on page two of the I-9 form. Please bring the appropriate documentation on your first day of employment.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the enclosed Proprietary Information Agreement, set forth the entire understanding between us and supersede any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Your expected start date is June 6, 2019 or sooner. Please confirm acceptance of this offer by returning this letter and the enclosed Proprietary Information Agreement to me with your dated signature on or before May 28, 2019.

Please feel free to contact me with any questions. I am confident that you will make a key contribution to the Company’s success and look forward to welcoming you onto our team.

Sincerely,

Thomas J. Healy

Chief Executive Officer

Hyliion Inc.

Enclosures:	Proprietary Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement

Employee Signature:	/s/ Patrick Sexton	30 May 2019